EXHIBIT 99.1

UTMD Reports Financial Performance for Third Calendar Quarter and Nine Months 2022

Contact: Crystal Rios (801) 566-1200	October 25, 2022

Salt Lake City, Utah – In the third calendar quarter (3Q) of 2022, despite significant cost inflation, supply chain disruption, litigation expenses and negative impact of a stronger U.S. Dollar on foreign currency sales, Utah Medical Products, Inc. (Nasdaq: UTMD) continued to achieve financial results which were better than those anticipated in its beginning of year projections.

Currencies in this release are denoted as $ or USD = U.S. Dollars; AUD = Australia Dollars; £ or GBP = UK Pound Sterling; C$ or CAD = Canadian Dollars; and € or EUR = Euros. Currency amounts throughout this report are in thousands, except per share amounts and where noted.

Overview of Results

The following is a summary comparison of 3Q and first nine months (9M) of calendar 2022 with 3Q and 9M 2021 income statement measures:

	3Q	9M
2022 to 2021 Comparison	(July–September)	(January-September)
Revenues (Sales):	+ 3%	+ 7%
Gross Profit (GP):	+ 1%	+ 5%
Operating Income (OI):	+ 1%	+ 7%
Income Before Tax (EBT):	+ 4%	+ 9%
Net Income (NI):	+ 2%	+ 12%
Earnings Per Share (EPS):	+ 2%	+ 12%

The above increases in NI and EPS according to U.S. Generally Accepted Accounting Principles (US GAAP) were affected by a long-term deferred tax liability (DTL) increase in 9M 2021 on the balance of Femcare identifiable intangible assets (IIA) due to a future change enacted during 2Q 2021 in UK income tax rates. As stockholders may remember, the DTL was initiated as of the 2011 acquisition of Femcare because the expense from amortizing Femcare IIA, most of which is occurring over a fifteen-year time span from the acquisition date, is not tax-deductible in the UK. According to US GAAP, the future tax impact of a change in DTL must be recognized in the quarter in which a tax law change is enacted. In 2Q 2021, a $390 increase in DTL over the remaining five amortization years occurred because in June 2021, UK parliament ratified the Finance Minister’s plan to increase the UK corporate income tax rate from 19% to 25% beginning on April 1, 2023.  For clarity, the change affects the deferred taxes for IIA to be amortized after April 1, 2023 until fully amortized as of 1Q 2026.

UTMD management believes that the presentation of results excluding the unfavorable deferred tax liability adjustment to its 9M 2021 income tax provision provides meaningful supplemental information to both management and investors that is more clearly indicative of UTMD’s operating results. The non-US GAAP exclusion only affects Net Income and Earnings Per Share.

Excluding the 2Q 2021 deferred tax liability increase and resulting “one-time” tax provision increase due to the UK income tax rate change, the resulting non-US GAAP 9M NI and EPS changes follow:

9M 2022 to 9M 2021
(January-September)
NI (non-US GAAP):	+ 8%
EPS (non-US GAAP):	+ 8%

1

In brief, the non-US GAAP changes in NI and EPS were more consistent with changes in OI and EBT.

Worldwide (WW) consolidated sales in all four major product categories were up in 3Q 2022 compared to 3Q 2021 despite a much stronger USD. The same was true for 9M 2022, except for gynecology category sales which were about 1% lower than in 9M 2021.  Sales invoiced in foreign currencies represented 19% of total WW consolidated 3Q 2022 sales (when expressed in USD) and 24% of 9M 2022 total WW consolidated sales. WW consolidated USD sales in 3Q 2022, instead of being 3% higher, would have been 6% higher, and in 9M 2022, instead of being 7% higher, would have been 10% higher than the USD sales which would have resulted using the same foreign currency exchange (FX) rates as in the prior year’s same periods (“constant currency sales”).

Profit margins in 3Q and 9M 2022 compared to 3Q and 9M 2021 follow:

	3Q 2022 (Jul – Sep)	3Q 2021 (Jul – Sep)	9M 2022 (Jan – Sep)	9M 2021 (Jan – Sep)
Gross Profit Margin (GP/ sales):	63.2%	64.2%	61.7%	63.1%
Operating Income Margin (OI/ sales):	39.7%	40.6%	38.0%	38.0%
Net Income Margin (US GAAP)	33.0%	33.5%	30.8%	29.5%
Net Income Margin (Non-US GAAP, B4 DTL Adj):	33.0%	33.5%	30.8%	30.6%

Note:  The Net Income Margin is NI, after subtracting provisions for income taxes, divided by sales.

During 3Q 2022, the Company continued to realize substantial increases in manufacturing costs, highlighted by incoming freight on raw materials, which has doubled compared to 2021.  Part of the large increase in freight costs is due to UTMD’s decision to purchase larger quantities of raw materials in order to hedge against continuing cost inflation, minimize risk of disruption from unreliable supplier performance and gain available quantity discounts.  Thankfully, UTMD’s cash position supports this sort of longer-term decision; and so much for the “just-in-time” good manufacturing tenet of the past.

Although UTMD has lost almost no production capacity in 2022 as a result of COVID-19 infections in its workforce, the effect of misguided government policies and spending during the pandemic, which caused limited willing workers, continues to linger.

Although profits margins generally have been squeezed, the same 38% operating income margin in 9M 2022 as in 9M 2021 suggests that management has been successful to date in responding to the challenge. In this instance, a stronger USD has helped by reducing foreign currency operating expenses in USD terms, including the GBP amortization of Identifiable Intangible Assets (IIA). The unfortunate increase in UTMD’s litigation costs, which are part of General and Administrative (G&A) operating expenses, has perversely been offset by UTMD’s inability in 2022 to hire replacements for departed G&A employees.

UTMD’s September 30, 2022 Balance Sheet, in the absence of debt, continued to strengthen with total assets up $2.8 million from the end of 2021. Ending Cash and Investments were $69.5 million on September 30, 2022 compared to $61.0 million on December 31, 2021, after paying $2.1 million in cash dividends to stockholders and purchasing $2.5 million in UTMD stock during 9M 2022.  UTMD’s cash balance increased $2.35/ outstanding share at September 30, 2022 from the end of 2021 with a 12% increase in Net Income, while the stock price declined $14.69/ share. Stockholders’ Equity (SE) increased $1.0 million in the nine-month period from December 31, 2021 despite the fact that $4.6 million in dividends and share repurchases reduced SE.

Foreign currency exchange (FX) rates for Balance Sheet purposes are the applicable rates at the end of each reporting period. The FX rates from the applicable foreign currency to USD for assets and liabilities at the end of 3Q 2022 compared to the end of calendar year 2021 and the end of 3Q 2021 follow:

	9-30-22	12-31-21	Change	9-30-21	Change
GBP	1.11303	1.35358	(17.8%)	1.34676	(17.4%)
EUR	0.97878	1.13765	(14.0%)	1.15770	(15.5%)
AUD	0.64366	0.72678	(11.4%)	0.72284	(11.0%)
CAD	0.72722	0.79016	( 8.0%)	0.78908	( 7.8%)

Revenues (sales) -3Q 2022

Total WW UTMD consolidated 3Q 2022 sales were $383 (+3.0%) higher than in 3Q 2021. WW constant currency sales were $737 (+5.9%) higher. U.S. domestic sales were 11.2% higher (obviously without any FX impact), and outside the U.S. (OUS) sales were 10.0% lower. Without the harm of a stronger USD in converting foreign currency sales, OUS sales were just 2.7% lower. Because of the relatively short span of time, results for any given three month period in comparison with a previous three month period may not be indicative of comparative results for the year as a whole.

Domestic U.S. sales in 3Q 2022 were $8,615 compared to $7,749 in 3Q 2021.  Domestic sales are invoiced in USD and not subject to FX rate fluctuations. The components of domestic sales include 1) “direct other device sales” of UTMD’s medical devices to user facilities (and med/surg stocking distributors for hospitals), excluding Filshie device sales, 2) “OEM sales” of components and other products manufactured by UTMD for other medical device and non-medical device companies, and 3) “direct Filshie device sales”. UTMD separates Filshie device sales from other medical device sales direct to medical facilities because of their significance, and the acquisition history. Direct other device sales, representing 47% of total domestic sales, were $342 (+9.2%) higher in 3Q 2022 than in 3Q 2021. OEM sales, representing 35% of total domestic sales, were $591 (+24.0%) higher. Direct Filshie device sales, representing 17% of total domestic sales, were $68 (4.4%) lower in 3Q 2022 compared to 3Q 2021.

OUS sales in 3Q 2022 were 10.0% lower at $4,340 compared to $4,823 in 3Q 2021. The decrease in USD-denominated OUS sales was leveraged as a result of a stronger USD which subtracted $354 from OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies in constant currency terms.  “Constant currency” sales means exchanging foreign currency sales into USD-denominated sales at the same FX rate as was in the previous period of time being compared. FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 3Q 2022 and 3Q 2021 for revenue purposes follow:

	3Q 2022	3Q 2021	Change
GBP	1.1760	1.3785	(14.7%)
EUR	1.0040	1.1793	(14.9%)
AUD	0.6828	0.7348	( 7.1%)
CAD	0.7663	0.7941	( 3.5%)

The weighted average unfavorable impact on 3Q 2022 foreign currency OUS sales was 12.4%, reducing reported USD sales by $354 relative to the same foreign currency sales in 3Q 2021.  In constant currency terms, foreign currency sales in 3Q 2022 were 2.7% lower than in 3Q 2021. The portion of OUS sales invoiced in foreign currencies in USD terms were 19.3% of total consolidated 3Q 2022 sales compared to 26.7% in 3Q 2021.

OUS sales invoiced in foreign currencies are due to direct end-user sales in Ireland, the UK, France, Canada, Australia and New Zealand, and to shipments to OUS distributors of products manufactured by UTMD subsidiaries in Ireland and the UK.  Export sales from the U.S. to OUS distributors are invoiced in USD.  Direct to end-user foreign currency OUS 3Q 2022 sales in USD terms were 4.9% lower in Ireland, 16.2% lower in Canada, 28.1% lower in France, 14.8% lower in AUS/NZ and 1.3% higher in the UK than in 3Q 2021. Sales to OUS distributors/ international OEM customers were 9.3% lower in 3Q 2022 than in 3Q 2021.

Sales -9M 2022

Total consolidated 9M 2022 UTMD WW consolidated sales were $2,567 (+7.1%) higher than in 9M 2021. Constant currency sales were $3,529 (+9.8%) higher than in 9M 2021. U.S. domestic sales were 8.3% higher and OUS sales were 5.1% higher. Without the harm of a stronger USD in converting foreign currency sales, OUS sales were 12.2% higher.

Domestic U.S. sales in 9M 2022 were $24,429 compared to $22,555 in 9M 2021.  Direct other device sales, representing 49% of total domestic sales, were $1,202 (+11.1%) higher in 9M 2022 than in 9M 2021. OEM sales, representing 35% of total domestic sales, were $1,358 (+19.2%) higher. Direct Filshie device sales, representing 16% of total domestic sales, were $685 (14.8%) lower in 9M 2022 compared to 9M 2021.

OUS sales in 9M 2022 were 5.1% higher at $14,278 compared to $13,585 in 9M 2021. The increase in USD-denominated OUS sales was diminished as a result of a stronger USD which subtracted $962 from OUS sales that were invoiced in GBP, EUR, AUD and CAD foreign currencies (in constant currency terms).  FX rates for income statement purposes are transaction-weighted averages. The weighted-average FX rates from the applicable foreign currency to USD during 9M 2022 and 9M 2021 for revenue purposes follow:

	9M 2022	9M 2021	Change
GBP	1.2488	1.3860	( 9.9%)
EUR	1.0672	1.1957	(10.7%)
AUD	0.7058	0.7584	( 6.9%)
CAD	0.7797	0.7985	( 2.3%)

The weighted-average unfavorable impact on 9M 2022 foreign currency OUS sales was 9.4%, reducing reported USD sales by $962 relative to the same foreign currency sales in 9M 2021.  In constant currency terms, OUS sales in 9M 2022 were 9.8% higher than in 9M 2021. The portion of OUS sales invoiced in foreign currencies in USD terms was 23.9% of total consolidated 9M 2022 sales compared to 27.0% in 9M 2021. Direct to end-user foreign currency OUS 9M 2022 sales in USD terms were 1.9% higher in Ireland, 10.9% lower in Canada, 11.2% lower in France, 14.4% higher in the UK and 23.5% lower in AUS/NZ. Sales to OUS distributors/OEM customers were 12.0% higher in 9M 2022 than in 9M 2021.

Gross Profit (GP)

GP results from subtracting the costs of manufacturing, quality assurance and receiving materials from suppliers from revenues. UTMD’s GP was $113 (+1.4%) higher in 3Q 2022 than in 3Q 2021, and $1,065 (+4.7%) higher in 9M 2022 than in 9M 2021. The percentage increases in GP were less than the percentage increases in revenues, however, which resulted in lower GPMs in the table above. UTMD does not have long-term fixed price agreements. Near the end of 2021, UTMD generally increased product prices across-the-board by 6.5%. With the exception of OEM devices unique to specific customers, UTMD has not increased product prices further in 2022, resisting additional increases in order to not participate in helping cause systemic inflation. However, UTMD retains the ability to raise prices on its specialized devices if manufacturing costs continue to increase faster than sales.

Variable manufacturing costs, including wages, raw materials and freight, all increased by double-digit percentages during 9M 2022, much more rapidly than UTMD’s price increases. Fixed costs were diluted by higher sales. Over time, management expects that some of the 2022 cost increases will prove transient, and to be able to adjust GPM performance back to UTMD’s more typical GPMs of the past.

Operating Income (OI)

OI results from subtracting Operating Expenses (OE) from GP.  OI in 3Q 2022 was $5,141 compared to $5,098 in 3Q 2021, an increase of 0.8%; and was $14,720 in 9M 2022 compared to $13,750 in 9M 2021, an increase of 7.1%.

OE are comprised of Sales and Marketing (S&M) expenses, General and Administrative (G&A) expenses and Product Development (R&D) expenses. The following table summarizes OE in 3Q and 9M 2022 compared to the same periods in 2021 by OE category:

OE Category	3Q 2022	% of sales	3Q 2021	% of sales	9M 2022	% of sales	9M 2021	% of sales
S&M:	$ 373	2.9	$ 324	2.6	$ 1,066	2.7	$ 1,071	3.0
G&A:	2,560	19.8	2,524	20.1	7,713	19.9	7,598	21.0
R&D:	112	0.8	126	1.0	370	1.0	385	1.1
Total OE:	3,045	23.5	2,974	23.7	9,149	23.6	9,054	25.1

Although a stronger USD helped reduce consolidated USD sales in 2022, it also helped reduce the USD-denominated OE of UTMD’s foreign subsidiaries by $130 in 3Q 2022 and $267 in 9M 2022. The following table summarizes “constant currency” OE in 3Q and 9M 2022 compared to the same periods in 2021 by OE category:

OE Category	3Q 2022 const FX	3Q 2021	9M 2022 const FX	9M 2021
S&M:	$ 383	$ 324	$ 1,090	$ 1,071
G&A:	2,680	2,524	7,956	7,598
R&D:	112	126	370	385
Total OE:	3,175	2,974	9,416	9,054

The change in FX rates reduced USD-denominated 3Q 2022 OUS S&M expense by $10, and 9M 2022 OUS S&M expense by $24.

A division of G&A expenses by location follows. G&A expenses include non-cash expenses from the amortization of IIA associated with the Filshie Clip System, which is also separated out below:

G&A Exp Category	3Q 2022	% of sales	3Q 2021	% of sales	9M 2022	% of sales	9M 2021	% of sales
IIA Amort- UK:	$ 467	3.6	$ 548	4.4	$1,497	3.9	$1,654	4.6
IIA Amort– CSI:	1,105	8.5	1,105	8.8	3,316	8.6	3,316	9.2
Other– UK:	132		158		428		470
Other– US:	710		550		2,018		1,663
IRE:	73		74		224		235
AUS:	39		48		124		136
CAN:	34		41		106		124
Total G&A:	2,560	19.8	2,524	20.1	7,713	19.9	7,598	21.0

Over 60% of UTMD’s consolidated G&A expenses in all periods above were from the non-cash expense of amortizing IIA related to the Filshie Clip System. In other words, IIA amortization G&A expense declined to 12.1% of sales in 3Q 2022 from 13.2% of sales in 3Q 2021; and declined to 12.5% of sales in 9M 2022 from 13.8% of sales in 9M 2021.  This essentially explains how UTMD was able to maintain its operating income margin the same in 9M 2022 as in 9M 2021 when its GPM was lower as a result of inflationary cost pressures together with higher litigation expenses. Fixed USD IIA amortization expenses are diluted as a percentage of sales as sales increase.  The UK IIA amortization expenses were further diminished as a percentage of USD sales as a result of the lower USD/GBP FX rate.

OUS G&A expenses in USD terms were $745 in 3Q 2022 compared to $869 in 3Q 2021. OUS G&A expenses were $2,379 in 9M 2022 compared to $2,619 in 9M 2021. The constant currency table below shows how the stronger USD diminished OUS G&A expenses for 3Q by $120 and 9M 2022 by $243:

G&A Exp Category	3Q 2022 const FX	3Q 2021	9M 2022 const FX	9M 2021
IIA Amort- UK:	$ 548	$ 548	$1,653	$1,654
Other– UK:	155	158	475	470
IRE:	85	74	254	235
AUS:	42	48	132	136
CAN:	35	41	108	124
Total OUS G&A:	865	869	2,622	2,619

Income Before Tax (EBT)

EBT results from subtracting net non-operating expense (NOE) or adding net non-operating income (NOI) from or to, as applicable, OI.  Consolidated 3Q 2022 EBT was $5,339 (41.2% of sales) compared to $5,157 (41.0% of sales) in 3Q 2021. Consolidated 9M 2022 EBT was $15,068 (38.9% of sales) compared to $13,880 (38.4% of sales) in 9M 2021. As UTMD’s Operating Income ratio was the same in both 9M periods, the improvement in 9M EBT as a percentage of sales was due to higher net NOI.

NOE/NOI includes the combination of 1) expenses from loan interest and bank fees; 2) expenses or income from losses or gains from remeasuring the value of EUR cash bank balances in the UK, and GBP cash balances in Ireland, in USD terms; and 3) income from rent of underutilized property, investment income and royalties received from licensing the Company’s technology. Negative NOE is NOI.  Net NOI in 3Q 2022 was $198 compared to $59 NOI in 3Q 2021. Net NOI in 9M 2022 was $348 compared to $130 NOI in 9M 2021.  UTMD realized a $7 remeasured currency balance loss in 9M 2022 compared to a $13 loss in 9M 2021. With higher cash balances and interest rates in 2022 compared to 2021, UTMD received $179 more in interest income. NOI generated in Ireland from renting unused warehouse space to a third party yielded a further increase in 9M 2022 NOI compared to 9M 2021.

EBITDA is a non-US GAAP metric that measures profitability performance without factoring in effects of financing, accounting decisions regarding non-cash expenses, capital expenditures or tax environments. Excluding the noncash effects of depreciation, amortization of intangible assets and stock option expense, 3Q 2022 consolidated EBT excluding the remeasured bank balance currency gain or loss and interest expense (“adjusted consolidated EBITDA”) was $7,111 compared to $7,024 in 3Q 2021.

Adjusted consolidated EBITDA was $20,487 in 9M 2022 compared to $19,495 in 9M 2021, a 5.1% increase. Adjusted consolidated EBITDA for the previous four calendar quarters (TTM) was $27,522 as of September 30, 2022.  Based on 9M 2022 actual operating results, management expects adjusted consolidated EBITDA of about $28 million for the full year 2022, consistent with previous projections.

UTMD’s adjusted consolidated EBITDA as a percentage of sales was 54.9% in 3Q 2022 compared to 55.9% in 3Q 2021, reflecting the lower GPM.  Similarly, UTMD’s adjusted consolidated EBITDA as a percentage of sales was 52.9% in 9M 2022 compared to 53.9% in 9M 2021.

Management believes that this operating performance metric provides meaningful supplemental information to both management and investors and confirms UTMD’s ongoing excellent financial operating performance during a difficult economic period of time.

UTMD’s non-US GAAP adjusted consolidated EBITDA is the sum of the elements in the following table, each element of which is a US GAAP number:

	3Q 2022	3Q 2021	9M 2022	9M 2021
EBT	$5,339	$5,157	$15,068	$13,880
Depreciation Expense	152	157	454	483
Femcare IIA Amqortization Expense	467	548	1,497	1,653
CSI IIA Amortization Expenseq	1,105	1,105	3,316	3,316
Other Non-Cash Amortization Expense	8	9	24	27
Stock Option Compensation Expense	38	41	121	123
Interest Expense	-	-	-	-
Remeasured Foreign Currency Balances	2	7	7	13
UTMD non-US GAAP EBITDA:	$7,111	$7,024	$20,487	$19,495

Note

All UTMD income statement measures from GP through EBT (and including non-US GAAP adjusted consolidated EBITDA above) for both 2022 and 2021 time periods were unaffected by the enacted changes in the UK corporate income tax rate.

Net Income (NI)

NI in 3Q 2022 of $4,280 (33.0% of sales) was 1.8% higher than NI of $4,206 (33.5% of sales) in 3Q 2021. NI in 9M 2022 of $11,918 (30.8% of sales) was 11.8% higher than the US GAAP NI of $10,656 (29.5% of sales) in 9M 2021.

NI per US GAAP in 9M 2021 was reduced by an additional tax provision expense required to be recorded in the quarter in which a tax change is enacted, as a result of an adjustment to UTMD’s deferred tax liability (DTL).  The DTL results from the tax effect of not being able to deduct remaining future amortization expense of Femcare IIA.  In 2Q 2021, because the UK reset its corporate tax rate from 19% to 25% beginning with 2Q 2023, it caused UTMD to have to book an additional $390 in its 2Q 2021 income tax provision that represents the additional tax which will be paid in the UK over the then remaining five year life of the 2011 Femcare acquisition IIA. Excluding the $390 DTL increase in 2Q 2021, which reduced 9M 2021 NI by that same amount, 9M 2022 NI was 7.9% higher than 9M 2021 non-US GAAP NI of $11,047 (30.6% of sales), which management believes is more indicative of operating results.

The average consolidated income tax provisions (as a % of the same period EBT) per US GAAP in 3Q 2022 and 3Q 2021 were 19.8% and 18.4% respectively, and were 20.9% and 23.2% in 9M 2022 and 9M 2021 respectively. Please recall that the 9M 2021 income tax provision was inflated by $390 for the 2Q 2021 DTL adjustment. The non-US GAAP income tax provision rate was 20.4% for 9M 2021.

The consolidated income tax provision rate varies as the mix in taxable income among U.S. and foreign subsidiaries with differing income tax rates differs from period to period. UTMD has consistently paid millions of dollars in income taxes annually. The basic corporate income tax rates in each of the sovereignties were the same as in the prior year.

Earnings per share (EPS).

Diluted EPS in 3Q 2022 were $1.178 compared to $1.150 in 3Q 2021, a 2.4% increase. Diluted EPS in 9M 2022 were $3.265 compared to US GAAP diluted EPS of $2.915 in 9M 2021, a 12.0% increase.  Backing out the 2021 “one-time” income tax provision increase due to the DTL adjustment, non-US GAAP diluted EPS in 9M 2021 were $3.021. The 8.1% increase in 9M 2022 diluted EPS compared to non-US GAAP diluted EPS in 9M 2021 was consistent with the increase in EBT, given a slightly higher average consolidated income tax rate. Diluted shares were 3,634,235 in 3Q 2022 compared to 3,657,733 in 3Q 2021. The lower diluted shares in 3Q 2022 were the result of UTMD shares repurchased in 2Q 2022, offset slightly by employee options exercised.

The number of shares used for calculating 3Q 2022 EPS was higher than September 30, 2022 actual outstanding shares because of a time-weighted calculation of average outstanding shares plus dilution from unexercised employee and director options. Outstanding shares at the end of 3Q 2022 were 3,625,195 compared to 3,654,737 at the end of calendar year 2021. The difference was due to 30,105 shares repurchased in 2Q 2022 less 563 shares in employee option exercises during 9M 2022. For comparison, actual outstanding shares were 3,648,984 at the end of 3Q 2021. The total number of outstanding unexercised employee and outside director options at September 30, 2022 was 49,895 at an average exercise price of $69.00, including shares awarded but not yet vested.  This compares to 59,869 unexercised option shares at the end of 3Q 2021 at an average exercise price of $68.74/ share, including shares awarded but not vested.

The number of shares added as a dilution factor for 3Q 2022 was 9,220 compared to 10,933 in 3Q 2021. The number of shares added as a dilution factor for 9M 2022 was 9,424 compared to 10,685 in 9M 2021. No options were awarded in 2021 or through 9M 2022.  UTMD paid $1,051 ($0.290/share) in dividends to stockholders in 3Q 2022 compared to $1,039 ($0.285/ share) paid in 3Q 2021. Dividends paid to stockholders during 3Q 2022 were 25% of  3Q 2022 NI. UTMD paid $2,111 ($0.290/share) in dividends to stockholders in 9M 2022 compared to $3,116 ($0.285/ share) paid in 9M 2021. The difference was due to an earlier payment of a special dividend at the end of 2021 instead of in 1Q 2022. No UTMD shares were purchased in the open market in 2021. In 2Q 2022, the Company purchased 30,105 UTMD shares at an average cost of $82.88/ share. The Company retains the strong desire and financial ability for repurchasing its shares at a price it believes is attractive for remaining stockholders.

UTMD’s closing share price at the end of 3Q 2022 was $85.31, down from the closing price of $85.90 three months earlier at the end of 2Q 2022, and the closing price of $100.00 nine months earlier at the end of 2021.

Balance Sheet.

At September 30, 2022, UTMD’s cash and investments increased $8,537 to $69,511 from $60,974 at the end of 2021, despite using cash during 9M 2022 to pay $2,111 in dividends to stockholders, $2,495 to repurchase UTMD shares, $771 to purchase new manufacturing equipment, plus changes in working capital including $1,713 to grow inventories to hedge against supply chain disruption and $903 higher accounts receivable as a result of higher sales activity. The net increase in cash was provided by UTMD’s excellent operating 9M EBITDA of $20,487. At September 30, 2022, Net Intangible Assets decreased to 20.2% of total consolidated assets from 27.2% on December 31, 2021.  In addition to $4,837 in amortization, a stronger USD reduced the USD value of Femcare’s GBP IIA.

Financial ratios as of September 30, 2022 which may be of interest to stockholders follow:

1)Current Ratio = 13.4

2)Days in Trade Receivables (based on 3Q 2022 sales activity) = 41.8

3)Average Inventory Turns (based on 3Q 2022 average inventory and CGS) = 2.4

4)2022 YTD ROE (before dividends) = 15%

Investors are cautioned that this press release contains forward looking statements and that actual events may differ from those projected.  Risk factors that could cause results to differ materially from those projected include global economic conditions, market acceptance of products, regulatory approvals of products, regulatory intervention in current operations, government intervention in healthcare in general, tax reforms, the Company’s ability to efficiently manufacture, market and sell products, cybersecurity and foreign currency exchange rates, among other factors that have been and will be outlined in UTMD’s public disclosure filings with the SEC.  UTMD’s 3Q 2022 SEC Form 10-Q will be filed on or before November 15, 2022, and can be accessed on www.utahmed.com.

Utah Medical Products, Inc., with particular interest in health care for women and their babies, develops, manufactures and markets a broad range of disposable and reusable specialty medical devices recognized by clinicians in over one hundred countries around the world as the standard for obtaining optimal long term outcomes for their patients.  For more information about Utah Medical Products, Inc., visit UTMD’s website at www.utahmed.com.

Utah Medical Products, Inc.

INCOME STATEMENT, Third Quarter (three months ended September 30)

(in thousands except earnings per share):

	3Q 2022	3Q 2021	Percent Change
Net Sales	$ 12,955	$12,572	3.0%
Gross Profit	8,186	8,073	1.4%
Operating Income	5,141	5,098	0.8%
Income Before Tax	5,339	5,157	3.5%
Net Income (US GAAP)	4,280	4,206	1.8%
Earnings Per Share (US GAAP)	$1.178	$ 1.150	2.4%
Shares Outstanding (diluted)	3,634	3,658

INCOME STATEMENT, First Nine Months (nine months ended September 30)

(in thousands except earnings per share):

	9M 2022	9M 2021	Percent Change
Net Sales	$ 38,707	$ 36,140	7.1%
Gross Profit	23,869	22,804	4.7%
Operating Income	14,720	13,750	7.1%
Income Before Tax	15,068	13,880	8.6%
Net Income before DTL adjust	11,918	11,047	7.9%
Net Income (US GAAP)	11,918	10,656	11.8%
EPS before DTL adjustment	$ 3.265	$ 3.021	8.1%
EPS (US GAAP)	$ 3.265	$ 2.915	12.0%
Shares Outstanding (diluted)	3,650	3,656

BALANCE SHEET

(in thousands)	(unaudited) SEP 30, 2022	(unaudited) JUN 30, 2022	(audited) DEC 31, 2021	(unaudited) SEP 30, 2021
Assets
Cash & Investments	$69,511	$66,224	$60,974	$64,321
Accounts & Other Receivables, Net	6,034	4,938	5,132	4,853
Inventories	8,310	7,338	6,596	6,299
Other Current Assets	387	453	456	373
Total Current Assets	84,242	78,953	73,158	75,846
Property & Equipment, Net	10,257	10,591	11,066	10,932
Intangible Assets, Net	23,914	26,605	31,412	32,974
Total Assets	$118,413	$116,149	$115,636	$119,752

Liabilities & Stockholders’ Equity
Accounts Payable	$ 1,289	$ 818	$ 761	$ 1,026
REPAT Tax Payable	220	220	220	237
Other Accrued Liabilities	4,760	3,401	2,765	3,752
Total Current Liabilities	$6,269	$4,439	$3,746	$5,015
Deferred Tax Liability – Intangible Assets	1,479	1,707	2,104	2,196
Long Term Lease Liability Long Term REPAT Tax Payable	354 1,675	368 1,675	396 1,675	343 1,810
Deferred Revenue and Income Taxes	450	489	577	408
Stockholders’ Equity	108,186	107,471	107,138	109,980
Total Liabilities & Stockholders’ Equity	$118,413	$116,149	$115,636	$119,752